EXHIBIT 21.1


                                  SUBSIDIARIES
                                       OF
                        NAVIDEC FINANCIAL SERVICES, INC.


A. Wholly-owned subsidiaries of Navidec Financial Services, Inc., a Colorado corporation:

     1.   Swiftsure, Inc., a Colorado corporation
     2.   Navidec Mortgage Holdings, Inc., a Colorado corporation
     3. NFS Capital of Arizona, Inc., a Colorado corporation, wholly-owned by Navidec Mortgage Holdings, Inc.


B. Other subsidiary of Navidec Financial Services, Inc.:

     1. Northsight Mortgage Group, LLC, an Arizona limited liability company (80% ownership interest)
     2. Aegis Business Group, Inc., a Colorado corporation (94% ownership interest)